Exhibit 10.1

3560 Bassett Street, Santa Clara, CA 95054-2704

www.intevac.com T 408 986 9888 F 408 727 5739

June 11, 2013

Mr. Wendell Blonigan

Dear Wendell,

On behalf of the Board of Directors of Intevac (“Intevac” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer of Intevac, effective TBD (the “Effective Date” ). The terms of your position as President and Chief Executive Officer are set forth below:

President and Chief Executive Officer

As Intevac’s President and Chief Executive Officer (“CEO”), you will be the most senior officer of the Company and will render such business and professional services in the performance of your duties as are customary to such offices and positions in a Delaware corporation and consistent with Intevac’s Certificate of Incorporation and Bylaws, including general supervision, direction, and control of the business and officers of Intevac, subject in every case to the direction and control of the Board of Directors and its committees. All other executive officers and employees of Intevac and its subsidiaries will report directly to you or through such personnel as you shall designate. You, in turn, shall report directly and solely to the Board.

I expect the BOD to extend an offer to you to join the Intevac Board of Directors once you accept this offer.

Obligations

As President and CEO, you shall devote your full business efforts and time to Intevac and will use good faith efforts to discharge your obligations to the best of your abilities and in accordance with each of the Company’s Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, this Offer Letter and Worldwide Code of Business Conduct and Ethics.

For so long as you serve as Intevac’s President and CEO, you agree not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that you may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such service does not interfere with your obligations to the Company. You agree not to accept a position on any other board of directors of a for-profit entity unless approved in advance by the Board.

You hereby affirm that you are not now a party to any contract, understanding, agreement or policy, written or otherwise, which would be breached by your position as President and CEO of Intevac. You further represent that you have disclosed to the Company in writing all threatened, pending, or actual claims brought against you by any previous employer that are unresolved and outstanding as of the date of this letter.

Compensation

Salary. As of the Effective Date, your base salary per annum will be $500,000, payable periodically in accordance with the Company’s payroll policies and procedures then in effect. Your salary will be subject to annual review by the Compensation Committee of the Board, or any successor thereto (the “Committee”). Any such change shall be made in the sole discretion of the Committee, subject to Board approval.

Annual Incentive Bonus. Your target annual incentive bonus will be 100% of Base Salary. The actual amount payable to you as an annual incentive bonus will be dependent upon the achievement of annual performance objectives established in the discretion of the Board or the Committee. Accordingly, depending on whether such objectives are under- or over-achieved, the actual amount payable to you as an annual performance bonus may be less than, greater than or equal to the target specified above. Annual incentive bonus is capped at 2 times the target. Annual incentive bonuses are subject to your continued employment with the Company through the date on which such bonuses are paid and any bonus payable pursuant to this paragraph shall be paid at the same time as bonuses are payable to other executive officers of the Company and in accordance with the provisions of the bonus plan generally applicable to the Company’s executive officers as the same may be in effect from time to time. For the remainder of 2013 the Company agrees to guarantee $250,000 of your annual incentive bonus, subject to your continued employment through the year, and such bonus will be paid no later than March 15, 2014.

Long-Term Incentive Awards

Stock Options. The Committee will recommend to the Board that it grant you an option to purchase 145,000 shares of Company common stock (“Option”) at an exercise price equal to the closing price of Intevac’s common stock on the date of grant, which we expect to be the Effective Date. The Option will be subject to the terms and conditions set forth in Intevac’s equity plan and standard stock option agreement and shall vest on the following vesting schedule: on the 1-year anniversary of the Effective Date and thereafter on each 12-month anniversary of such date, you shall become fully vested in that number of shares equal to 25% of the shares subject to the Option, such that on the 4-year anniversary of the Effective Date you shall be fully vested in all the optioned shares, in each case subject to you remaining a Service Provider (as defined under our equity plan) through the applicable vesting date.

Future Equity Awards. Subject to the terms of this Offer Letter, you shall be eligible to participate in any stock option, restricted stock unit, performance share, performance unit or other equity based long-term incentive compensation plan, program or arrangement generally made available to executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to you shall reflect your position with the Company, the Committee’s evaluation of your performance and competitive compensation practices.

Change in Control Acceleration. If a “Change in Control” (as defined below) occurs while you are an employee of the Company (or if you are an employee of the Company as of immediately prior to such Change in Control), then effective as of immediately prior to, and contingent upon, such Change in Control, you will fully vest in and, if applicable, have the right to exercise, all of your then-outstanding Company equity awards (including shares as to which such awards would not otherwise be vested or, if applicable, exercisable) and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. The acceleration provisions in this paragraph will apply only to equity awards granted to you by the Company prior to the first Change in Control of the Company that occurs after the Effective Date. For purposes of this Offer Letter, “Change in Control” will have the meaning given to it in the Company’s 2012 Equity Incentive Plan as in effect on the Effective Date.

Health and Welfare Benefits

You will be eligible to participate in the Company benefit package, which includes medical/dental/vision/life/disability insurance, 401(k) plan, stock purchase plan, and educational reimbursement for approved courses. This package also provides for 10 paid holidays’ each year and accrual of Personal Time-Off (PTO) at a rate of 18 days per year for the first three years. The Company reserves the right to change benefits at anytime.

Severance Agreement

You will be eligible to enter into a Severance Agreement with the Company, a copy of which is attached to the Offer Letter.

Miscellaneous

The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (together, “Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be so exempt.

Upon the termination of your employment for any reason, and unless otherwise requested by the Board, you will be deemed to have voluntarily resigned from the Board (and all other positions held at the Company and its affiliates) without any further action required by you or the Board. At the Board’s request, you will execute any documents necessary to reflect your resignation.

This Offer Letter represents the entire agreement between you and the Company with respect to the subject matter contained herein, and supersedes all prior or contemporaneous agreements whether written or oral. This Offer Letter may only be amended or modified in a writing signed by a member of the Board and by you.

This offer is contingent on your execution of the Company’s standard Proprietary Information and Inventions Agreement, which is attached. If you accept this offer, the terms described in this letter and the Proprietary Information and Inventions Agreement and any Severance Agreement entered into between you and the Company shall be the terms of your employment. No other promises, representations or terms have been agreed to by Intevac.

In the event a provision of this Offer Letter becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Offer Letter will continue in effect without such provision.

This Offer Letter shall be governed by the laws of the state of California, without regards to its conflicts of laws provisions.

In order to comply with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on you providing the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join the Intevac Team. Attached please find two copies of this letter, please sign and date the enclosed copy in the space provided, execute the enclosed Proprietary Information Agreement and Severance Agreement and return to me.

Sincerely,

/s/ Norm H. Pond

Norm H. Pond

Chairman

I have read and accept this offer of employment:
/s/ Wendell Blonigan	6/14/13

signature	date